EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                              Berryville, Virginia
                                FINANCIAL REPORT
                                DECEMBER 31, 1999

                                    CONTENTS

INDEPENDENT AUDITOR'S REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets
  Consolidated statements of income
  Consolidated statements of shareholders' equity Consolidated statements of cash flows Notes to consolidated financial statements

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Directors
Eagle Financial Services, Inc. and Subsidiary
Berryville, Virginia


         We have audited the accompanying consolidated balance sheets of Eagle Financial Services, Inc. and Subsidiary, as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Services, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 24, 2001


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2000 and 1999

                                                    2000               1999
                                               ---------------    ---------------
Assets
Cash and due from banks                        $    5,623,765     $    6,420,162
Federal funds sold                                  2,881,000                  0
Securities available for sale                      11,622,805         11,100,666
Securities held to maturity (fair value:
  2000, $26,075,829; 1999, $28,582,990)            26,295,851         29,487,192
Loans, net of allowance for loan losses of
  $1,340,086 in 2000 and $1,122,616 in 1999       140,709,430        123,694,599
Bank premises and equipment, net                    4,909,252          3,997,919
Other assets                                        4,091,185          3,677,223
                                               ---------------    ---------------
           Total assets                        $  196,133,288      $  178,377,761
                                               ===============    ===============
Liabilities and Shareholders' Equity
Liabilities
    Deposits:
       Noninterest bearing demand deposits     $   28,189,351     $   22,883,062
       Savings and interest bearing demand
          deposits                                 56,699,785         55,145,407
       Time deposits                               83,167,640         70,860,009
                                               ---------------    ---------------
          Total deposits                       $  168,056,776     $  148,888,478
    Federal funds purchased and securities
       sold under agreements to repurchase          2,782,666          6,160,852
    Federal Home Loan Bank advances                 5,000,000          5,000,000
    Other liabilities                               1,028,360            867,583
    Commitments and contingent liablities                   0                  0
                                               ---------------    ---------------
           Total liabilities                   $  176,867,802     $  160,916,913
                                               ---------------    ---------------
Shareholders' Equity
    Preferred stock, $10 par value;
       500,000 shares authorized
       and unissued                            $            0     $            0
    Common stock, $2.50 par value;
       authorized 5,000,000 shares;
       issued 2000, 1,445,431 shares;
       issued 1999, 1,432,797 shares                3,613,578          3,581,992
    Surplus                                         2,873,924          2,602,005
    Retained earnings                              12,760,698         11,407,018
    Accumulated other comprehensive
         income (loss)                                 17,286           (130,167)
                                               ---------------    ---------------
           Total shareholders' equity          $   19,265,486     $   17,460,848
                                               ---------------    ---------------
           Total liabilities and
                 shareholders' equity          $  196,133,288     $  178,377,761
                                               ===============    ===============

See Notes to Consolidated Financial Statements.


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years Ended December 31, 2000, 1999, and 1998

                                                     2000              1999              1998
                                                ---------------   ---------------   ---------------
Interest and Dividend Income
      Interest and fees on loans                $   11,098,066    $    8,669,159    $    7,261,271
      Interest on federal funds sold                    14,162            15,395           114,207
      Interest on securities held to maturity:
          Taxable interest income                    1,088,686         1,160,355         1,308,419
          Interest income exempt from
            federal income taxes                       415,753           438,576           217,573
      Interest and dividends on securities
        available for sale:
          Taxable interest income                      515,850           595,134           766,511
          Interest income exempt from
            federal income taxes                        69,410            27,997             2,215
          Dividends                                    138,665           107,305            74,612
      Interest on deposits in banks                      2,374             1,068             1,782
                                                ---------------   ---------------   ---------------
                Total interest and
                    dividend income             $   13,342,966    $   11,014,989    $    9,746,590
                                                ---------------   ---------------   ---------------
Interest Expense
      Interest on deposits                      $    5,340,634    $    4,004,374    $    4,178,511
      Interest on federal funds purchased and
          securities sold under agreements
          to repurchase                                307,776           230,348            14,079
      Interest on Federal Home Loan Bank advances      251,127           250,421            11,664
                                                ---------------   ---------------   ---------------
                Total interest expense          $    5,899,537    $    4,485,143    $    4,204,254
                                                ---------------   ---------------   ---------------
                Net interest income             $    7,443,429    $    6,529,846    $    5,542,336
Provision For Loan Losses                              350,000           335,000           371,886
                                                ---------------   ---------------   ---------------
                Net interest income after
                  provision for loan losses     $    7,093,429    $    6,194,846    $    5,170,450
                                                ---------------   ---------------   ---------------
Noninterest Income
      Trust Department income                   $      345,327    $      338,140    $      342,769
      Service charges on deposit accounts              742,026           657,956           545,782
      Other service charges and fees                   964,223           861,849           754,379
      Other operating income                           123,652           116,704            64,782
                                                ---------------   ---------------   ---------------
                                                $    2,175,228    $    2,024,649    $    1,707,712
                                                ---------------   ---------------   ---------------
Noninterest Expenses
      Salaries and wages                        $    2,850,031    $    2,662,397    $    2,318,317
      Pension and other employee benefits              725,400           492,823           508,343
      Occupancy expenses                               513,400           431,875           355,468
      Equipment expenses                               632,097           560,241           485,775
      Stationary and supplies                          225,065           207,865           179,543
      Credit card expense                              200,490           191,851           152,647
      ATM network fees                                 135,819           164,219            71,188
      Postage                                          140,267           137,576           127,784
      Other operating expenses                       1,153,566         1,133,980           900,102
                                                ---------------   ---------------   ---------------
                                                $    6,576,135    $    5,982,827    $    5,099,167
                                                ---------------   ---------------   ---------------
               Income before income taxes       $    2,692,522    $    2,236,668    $    1,778,995
Income Tax Expense                                     677,696           551,538           470,190
                                                ---------------   ---------------   ---------------
                Net Income                      $    2.014,826    $    1,685,130    $    1,308,805
                                                ===============   ===============   ===============
Earnings Per Share
      Net income per common share,
        basic and diluted                       $         1.40    $         1.18    $         0.93
                                                ===============   ===============   ===============

See Notes to Consolidated Financial Statements.

                                EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                               Consolidated Statements of Shareholders' Equity
                                Years Ended December 31, 2000, 1999, and 1998

                                                                                  Accumulated
                                                                                     Other
                                          Common                    Retained     Comprehensive Comprehensive
                                          Stock        Surplus      Earnings     Income (Loss)    Income        Total
                                       ------------  ------------  ------------  ------------  ------------  ------------
Balance, December 31, 1997             $ 3,521,213   $ 2,107,826   $ 9,419,266   $     9,810                 $15,058,115
  Comprehensive income:
  Net income - 1998                                                  1,308,805                  $ 1,308,805    1,308,805
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $35,092                                                         68,119         68,119       68,119
                                                                                                ------------
  Total comprehensive income                                                                    $ 1,376,924
                                                                                                ============
  Issuance of common stock, employee
    benefit plan (2,145 shares)              5,363        28,534                                                  33,897
  Issuance of common stock, dividend
    investment plan (7,715 shares)          19,288       171,357                                                 190,645
  Dividends declared ($0.33 per share)                                (465,967)                                 (465,967)
  Fractional shares purchased                  (11)         (102)                                                   (113)
                                       ------------  ------------  ------------  ------------                ------------
Balance, December 31, 1998             $ 3,545,853   $ 2,307,615   $10,262,104   $    77,929                 $16,193,501
Comprehensive income:
  Net income - 1999                                                  1,685,130                  $ 1,685,130    1,685,130
  Other comprehensive (loss):
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $107,202                                                      (208,096)      (208,096)     (208,096)
                                                                                                ------------
  Total comprehensive income                                                                    $ 1,477,034
                                                                                                ============
  Issuance of common stock to employee
    benefit plan (6,365 shares)             15,913        99,421                                                 115,334
  Issuance of common stock, dividend
    investment plan (8,098 shares)          20,244       195,152                                                 215,396
  Dividends declared ($0.38 per share)                                (540,216)                                 (540,216)
  Fractional shares purchased                  (18)         (183)                                                   (201)
                                       ------------  ------------  ------------  -------------               ------------
Balance, December 31, 1999             $ 3,581,992   $ 2,602,005   $11,407,018   $  (130,167)                $17,460,848
Comprehensive income:
  Net income - 2000                                                  2,014,826                  $ 2,014,826    2,014,826
  Other comprehensive (loss):
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $75,961                                                        147,453        147,453      147,453
                                                                                                ------------
  Total comprehensive income                                                                    $ 2,162,279
                                                                                                ============
  Issuance of common stock to employee
    benefit plan (2,731 shares)              6,828        45,301                                                  52,129
  Issuance of common stock, dividend
    investment plan (9,909 shares)          24,773       226,766                                                 251,539
  Dividends declared ($0.46 per share)                                (661,146)                                 (661,146)
  Fractional shares purchased                  (15)         (148)                                                   (163)
                                       ------------  ------------  ------------  -------------               ------------
Balance, December 31, 2000             $ 3,613,578   $ 2,873,924   $12,760,698,  $     17,286                $19,265,486
                                       ============  ============  ============  =============               ============





See Notes to Consolidated Financial Statements

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2000, 1999, and 1998

                                                       2000              1999              1998
                                                  --------------    --------------    --------------
Cash Flows from Operating Activities
  Net income                                      $   2,014,826     $   1,685,130     $   1,308,805
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation amortization                           619,322           468,540           344,249
    Amortization of intangible assets                    45,050            56,582            50,817
    (Gain ) Loss on equity investment                   (10,469)            7,900             4,352
    Provision for loan losses                           350,000           335,000           371,886
    (Gain) on sale of other real estate owned             1,184                 0          (14,652)
    Premium amortization on securities, net              58,460            77,945               633
    Deferred tax expense (benefit)                      (95,158)          (51,365)         (27,506)
    Changes in assets and liabilities:
    (Increase) decrease in other assets                (563,875)         (358,610)            4,436
    Increase (decrease) in other liabilities             88,195           (50,470)        (111,768)
                                                  --------------    --------------    --------------
      Net cash provided by operating activities   $   2,507,535      $   2,170,652     $  1,931,252
                                                  --------------    --------------    --------------
Cash Flows from Investing Activities
  Proceeds from maturities and principal
    payments of securities held to maturity       $   3,231,713      $   7,564,378     $  21,117,817
  Proceeds from maturities and principal
    payments of securities available for sale         4,866,123          5,188,176         5,612,602
  Purchases of securities held to maturity              (92,928)        (8,453,579)      (25,295,813)
  Purchases of securities available for sale         (5,170,752)        (2,198,124)       (6,995,200)
  Purchases of bank premises and equipment           (1,432,429)          (291,499)         (362,157)
  Proceeds from sale of other real estate owned         107,701                  0           204,340
  Net (increase) in loans                           (17,364,831)       (29,130,157)      (14,703,585)
                                                  --------------    --------------    --------------
      Net cash (used in) investing activities     $ (15,855,403)     $ (27,320,805)    $ (20,421,996)
                                                  --------------    --------------    --------------
Cash Flows from Financing Activities
  Net increase in demand deposits,
    money market, and savings accounts            $   6,860,667      $   5,805,613     $   8,848,140
  Net increase in certificates of deposits           12,307,631         12,872,977         4,282,393
  Net increase (decrease) in federal funds
    Purchased and securities sold under
    Agreements to repurchase                         (3,378,186)         5,464,937           695,915
  Proceeds from Federal Home Loan Bank advances               0                  0         5,000,000
  Proceeds from issuance of common stock to ESOP         52,129            115,334            33,897
  Cash dividends paid                                  (409,607)          (324,820)         (275,322)
  Fractional shares purchased                              (163)              (201)             (113)
                                                  --------------    --------------    --------------
      Net cash provided by financing activities   $  15,432,471      $  23,933,840     $  18,584,910
                                                  --------------    --------------    --------------
      Increase (decrease) in cash and
        cash equivalents                          $   2,084,603      $  (1,216,313)    $      94,166

Cash and Cash Equivalents
  Beginning                                       $   6,420,162          7,636,475         7,542,309
                                                  --------------    --------------    --------------
  Ending                                          $   8,504,765      $   6,420,162     $   7,636,475
                                                  ==============    ==============    ==============

Supplemental Disclosures of Cash Flow Information

  Cash payments for:
    Interest                                      $   5,869,010      $   4,452,258     $   4,321,635
                                                  ==============    ==============    ==============
    Income taxes                                  $     680,092      $     596,088     $     295,522
                                                  ==============    ==============    ==============

Supplemental Schedule of Noncash Investing and Financing Activities:

  Issuance of common stock,
    dividend investment plan                      $    251,539       $     215,396     $     190,645
                                                  ==============    ==============    ==============
  Unrealized gain (loss) on securities
    available for sale                            $    223,414       $    (315,298)    $     103,211
                                                  ==============    ==============    ==============
  Other real estate acquired in settlement
    of loans                                      $          0       $     108,885     $           0
                                                  ==============    ==============    ==============

See Notes to Consolidated Financial Statements

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

NOTE 1.  Nature of Banking Activities and Significant Accounting Policies

Eagle Financial Services, Inc. and Subsidiary (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and the Eastern Panhandle of West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to accepted practice within the banking industry.

Principles of Consolidation

Eagle Financial Services, Inc. owns 100% of Bank of Clarke County (the "Bank"). The consolidated financial statements include the accounts of Eagle Financial Services, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

Trust Assets

Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Counties of Clarke and Frederick, Virginia and the City of Winchester, Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and direct loan costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Bank Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line or declining-balance method over the estimated useful lives of the assets.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lesser of the fair value of the property, less selling costs or the loan balance outstanding at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Intangible Assets

Acquired intangible assets, such as the value of purchased core deposits and organizational costs, are amortized over the periods benefited, not exceeding fifteen years.

Pension Plan

The Company has a trusteed, noncontributory defined benefit pension plan covering substantially all full-time employees.

Postretirement Benefits

The Company provides certain health care and life insurance benefits for six retired employees who have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay premiums. The Company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Company's unfunded cost that existed at January 1, 1993 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2013.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

Weighted average shares were 1,439,129, 1,423,312 and 1,413,172 for the years ended 2000, 1999 and 1998, respectively. The Corporation had no potential dilution of common stock as of December 31, 2000, 1999 and 1998.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting the terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Use of Estimates

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

Note 2.       Securities

The amortized costs and fair values of securities being held to maturity as of December 31, 2000 and 1999, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                            2000
                                -------------------------------------------------------------
U.S. Treasury securities        $    121,983    $      2,571    $          0    $    124,554
Obligations of U.S. government
  corporations and agencies        3,501,765          10,263         (13,518)      3,498,510
Mortgage-backed securities         8,176,056          13,079         (85,621)      8,103,514
Obligations of states and
  political subdivisions          14,496,047          16,022        (162,818)     14,349,251
                                -------------   -------------   -------------   -------------
                                $ 26,295,851    $     41,935    $   (261,957)   $ 26,075,829
                                =============   =============   =============   =============

                                                            1999
                                -------------------------------------------------------------
U.S. Treasury securities        $    121,982    $      2,535    $          0    $    124,517
Obligations of U.S. government
  corporations and agencies        3,508,336               0         (65,051)      3,443,285
Mortgage-backed securities         9,610,658               0        (345,089)      9,265,569
Obligations of states and
  political subdivisions          16,246,216           2,765        (499,362)     15,749,619
                                -------------   -------------   -------------   -------------
                                $ 29,487,192    $      5,300    $   (909,502)   $ 28,582,990
                                =============   =============   =============   =============

The amortized cost and fair value of securities being held to maturity as of December 31, 2000, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                   Amortized         Fair
                                                     Cost            Value
                                                 ------------    ------------
Due in one year or less                          $  3,175,503    $  3,176,034
Due after one year through five years               9,166,498       9,106,023
Due after five years through ten years              5,352,399       5,264,863
Due after ten years                                   425,395         425,395
Mortgage-backed securities                          8,176,056       8,103,514
                                                 -------------   ------------
                                                 $ 26,295,851    $ 26,075,829
                                                 =============   ============

Amortized costs and fair values of securities available for sale as of December 31, 2000 and 1999, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                            2000
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  2,752,025    $     11,839    $     (1,627)    $ 2,762,237
Mortgage-backed securities         4,162,991          27,723         (12,953)      4,177,761
Obligations of states and
  political subdivisions           1,494,942          43,311          (3,043)      1,535,210
Corporate securities               1,192,125          22,778               0       1,214,903
Other                              1,994,531          16,000         (77,837)      1,932,694
                                -------------   -------------   -------------   -------------
                                $ 11,596,614    $    121,651    $    (95,460)   $ 11,662,805
                                =============   =============   =============   =============

                                                            1999
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  3,753,082    $        304    $    (30,719)    $ 3,722,667
Mortgage-backed securities         4,621,081             139        (124,460)      4,496,760
Obligations of states and
  political subdivisions           1,080,608           2,302         (33,614)      1,049,296
Other                              1,843,118           7,500         (18,675)      1,831,943
                                -------------   -------------   -------------   -------------
                                $ 11,297,889    $     10,245    $   (207,468)   $ 11,100,666
                                =============   =============   =============   =============

The amortized cost and fair value of securities available for sale as of December 31, 2000, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                   Amortized         Fair
                                                     Cost            Value

                                                 -------------   -------------
Due in one year or less                          $  1,750,895    $  1,749,268
Due after one year through five years               1,799,453       1,829,355
Due after five years through ten years              1,888,744       1,933,727
Mortgage backed securities                          4,162,991       4,177,761
Other                                               1,994,531       1,932,694
                                                 -------------   -------------
                                                 $ 11,596,614    $ 11,622,805
                                                 =============   =============

Proceeds from maturities and principal payments of securities being held to maturity during 2000, 1999 and 1998 were $3,231,713, $7,564,378, and
$21,117,817. There were no sales of securities being held to maturity during 2000, 1999 and 1998.

Proceeds from maturities and principal payments of securities available for sale during 2000, 1999 and 1998 were $4,866,123, $5,188,176, and $5,612,602. There were no sales of securities available for sale during 2000, 1999 and 1998.

Securities having a book value of $13,589,359 and $13,679,153 at December 31, 2000 and 1999, were pledged to secure public deposits and for other purposes required by law.

Note 3.        Loans

The composition of loans is as follows:

                                                           December 31
                                                  ------------------------------
                                                     2000               1999
                                                  -----------        -----------
                                                           (thousands)
Mortgage loans on real estate:
  Construction and land development               $    4,396         $    4,138
  Secured by farmland                                  5,109              6,057
  Secured by 1-4 family residential properties        75,809             64,566
  Secured by nonfarm, nonresidential properties       25,217             23,457
Loans to farmers (except secured by real estate)         656                495
Commercial and industrial loans
  (except those secured by real estate)               10,749              9,952
Consumer installment loans (except those
  secured by real estate)                             18,749             14,475
Loans to U.S. state and political subdivisions         1,306              1,343
All other loans                                           66                102
                                                  -----------        -----------
         Total loans                              $  142,057         $  124,855

Less:
  Unearned income                                         (8)               (37)
  Allowance for loan losses                           (1,340)            (1,123)
                                                  -----------        -----------
         Loans, net                               $  140,709         $  123,695
                                                  ===========        ===========

Note 4.        Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                       December 31
                                        -------------------------------------------
                                            2000           1999           1998
                                        -------------  -------------  -------------
Balance, beginning                     $   1,122,616   $    925,171   $    748,558
  Provision charged to operating
    expense                                  350,000        335,000        371,886
  Recoveries added to the allowance           37,988         99,746         98,208
  Loan losses charged to the allowance      (170,518)      (237,301)      (293,481)
                                        -------------  -------------  -------------
Balance, ending                        $   1,340,086   $  1,122,616   $    925,171
                                        =============  =============  =============

The following is a summary of information pertaining to impaired loans:


                                                            December 31
                                            ---------------------------------------------
                                                 2000            1999            1998
                                            -------------   -------------   -------------
Impaired loans with an allowance provided   $    125,752    $          0    $          0
                                            =============   =============   =============
Average balance of impaired loans           $    125,789    $          0    $          0
                                            =============   =============   =============
Interest income recognized                  $     10,474    $          0    $          0
                                            =============   =============   =============

Nonaccrual loans excluded from the impaired loan disclosure under FASB 114 amounted to $156,480 and $227,256 at December 31, 1999, and 1998, respectively. If interest would have been accrued such income would have been approximately $4,527 for 1999 and $24,712 for 1998. There were no nonaccrual loans as of December 31, 2000.

Note 5.        Bank Premises and Equipment, Net

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                      December 31
                                             -----------------------------
                                                  2000            1999
                                             -------------   -------------
Land                                         $  1,015,734    $    787,918
Land held for future branch site                  461,391         150,587
Buildings and improvements                      4,195,527       3,647,915
Furniture and equipment                         3,566,277       3,220,080
                                             -------------   -------------
                                             $  9,238,929    $  7,806,500
Less accumulated depreciation                   4,329,677       3,808,581
                                             -------------   -------------
    Bank premises and equipment, net         $  4,909,252    $  3,997,919
                                             =============   =============

Depreciation expense on buildings and improvements was $224,468, $133,732 and $59,060 for the years ended December 31, 2000, 1999, and 1998, respectively. Depreciation expense on furniture and equipment was $296,628, $277,751 and $245,696 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Bank leases certain facilities under operating leases, which expire at various dates through 2002. These leases require payment of certain operating expenses and contain renewal options. The total minimum rental commitment at December 31, 2000 under these leases is $405,110, which is due as follows:

Due in the year ending December 31, 2001                     $     87,514
                                    2002                           88,733
                                    2003                           84,505
                                    2004                           86,376
                                    2005                     $     57,982
                                                             ------------
                                                                    $    405,110
                                                             ============


The total rental expense was $106,318,  $110,255 and $106,087 in 2000,  1999 and
1998, respectively.

Note 6.        Deposits

The aggregate amount of time deposits which had a balance of $100,000 or greater was $26,848,719 and $22,039,608 at December 31, 2000 and 1999, respectively.

At December 31, 2000, the scheduled maturities of time deposits are as follows:

2001                                   $ 60,746,299
2002                                     21,395,470
2003                                        481,862
2004                                        456,503
2005 and thereafter                          87,506
                                       ------------
                                       $ 83,167,640
                                       ============

Note 7.        Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2000 and 1999.

                                           December 31
                                   --------------------------
                                       2000          1999
                                   ------------  ------------
Deferred tax assets:
  Allowance for loan losses        $   335,587   $   266,120
  Deferred compensation                115,715       115,994
  Securities available for sale              0        67,056
  Accrued postretirement benefits       49,866        47,206
  Non-accrual interest                       0         1,539
                                   ------------  ------------
                                   $   501,168   $   497,915
                                   ------------  ------------
Deferred tax liabilities:
  Property and equipment           $   282,088   $   292,286
  Prepaid pension costs                 68,157        82,808
  Securities available for sale          8,904             0
                                   ------------  ------------
                                   $   359,149   $   375,094
                                   ------------  ------------
                                   $   142,019   $   122,821
                                   ============  ============

The provision for income taxes charged to operations for the years ended December 31, 2000, 1999 and 1998 consists of the following:


                                                   December 31
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
Current tax expense                  $   772,854   $   602,903   $   497,696
Deferred tax (benefit)                   (95,158)      (51,365)      (27,506)
                                     ------------  ------------  ------------
                                     $   677,696   $   551,538   $   470,190
                                     ============  ============  ============

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2000, 1999, and 1998 , due to the following:

                                          2000            1999        1998
                                      ------------  ------------  ------------
Computed "expected" tax expense       $   915,457   $   760,467   $   604,858
(Decrease) increase in income taxes
  resulting from:
Tax-exempt interest                      (168,974)     (161,469)      (86,684)
Low income housing credits                (46,227)      (46,227)      (46,227)
Nontaxable life insurance                 (17,402)      (14,306)       (4,471)
Other                                      (5,158)       13,073         2,714)
                                      ------------  ------------  ------------
                                      $   677,696   $   551,538   $   470,190
                                      ============  ============  ============

Note 8.        Pension and Postretirement Benefit Plans

The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for 2000, 1999, and 1998 and a statement of the funded status as of December 31, 2000, 1999, and 1998 for the pension plan and postretirement benefit plan of the Company.

                                   Pension Benefits                 Postretirement Benefits
                         -----------------------------------  -----------------------------------
                            2000        1999        1998         2000        1999        1998
                         ----------- ----------- -----------  ----------- ----------- -----------
Change in Benefit Obligation
   Benefit obligation,
      beginning          $1,620,857  $1,721,065  $1,488,638  $   244,169  $  229,057  $  157,632
   Service cost             110,253      84,505      80,962            0           0           0
   Interest cost            110,737     117,547     117,129       17,625      16,034      12,611
   Actuarial (gain) loss   (119,759)    123,306     171,759       (9,165)     13,910      70,814
   Benefits paid            (87,024)   (425,566)   (137,423)     (16,822)    (14,832)    (12,000)
                         ----------- ----------- -----------  ----------- ----------- -----------
   Benefit obligation,
      ending             $1,635,064  $1,620,857  $1,721,065   $  235,807  $  244,169  $  229,057
                         ----------- ----------- -----------  ----------- ----------- -----------
Change in Plan Assets
   Fair value of plan
      assets, beginning  $1,395,158  $1,638,513  $1,469,557  $         0  $        0  $        0
   Actual return on plan
      assets                 13,699     113,969     220,610            0           0           0
   Employer contributions    73,896      68,242      85,769       16,822      14,832      12,000
   Benefits paid            (87,024)   (425,566)   (137,423)     (16,822)    (14,832)    (12,000)
                         ----------- ----------- -----------  ----------- ----------- -----------
   Fair value of plan
      assets, ending     $1,395,729   $1,395,158  $1,638,513  $        0  $        0  $        0
                         ----------- ----------- -----------  ----------- ----------- -----------

Funded status
   Funded status,
      beginning          $ (239.335)  $ (225,699) $ (82,552)  $ (235,807) $ (244,169) $ (229,057)
   Unrecognized net
      actuarial loss        343,268      374,023    237,065       65,865      78,056      67,092
   Unrecognized net
      obligation at
         transition         (12,851)     (25,695)   (38,539)      25,693      28,305      30,917
   Unrecognized prior
      service cost           91,783      103,328    114,873            0           0           0
                         ----------- ----------- -----------  ----------- ----------- -----------
   Prepaid (accrued)
       benefits          $  182,865  $  225,957  $  230,847   $ (144,249) $ (137,808) $ (131,048)
                         =========== =========== ===========  =========== =========== ===========

The following table provides the components of net periodic benefit cost for the years ended December 31, 2000, 1999, and 1998 :


                                       Pension Benefits                 Postretirement Benefits
                             ----------------------------------    ----------------------------------
                                2000        1999        1998          2000        1999        1998
                             ----------  ----------  ----------    ----------  ----------  ----------
Components of Net Periodic
     Benefit Cost
   Service cost              $ 110,253   $  84,505   $  80,962     $       0   $       0   $       0
   Interest cost               110,737     117,547     117,129        17,625      16,034      12,611
   Expected return on
     plan assets              (109,647)   (131,952)   (115,602)            0           0           0
   Amortization of prior
     service costs              11,545      11,545      11,545             0           0           0
   Amortization of net
     obligation at transition  (12,844)    (12,844)    (12,844)        2,612       2,612       2,612
   Recognized net actuarial
     loss                        6,944       4,331       1,650         3,026       2,946           0
                             ----------  ----------  ----------    ----------  ----------  ----------
   Net periodic benefit cost $ 116,988   $  73,132   $  82,840     $  23,263   $  21,592   $  15,223
                             ==========  ==========  ==========    ==========  ==========  ==========


The weighted average discount rates used for the pension calculations was 7.50% for 2000 and 7.00% for 1999 and 1998, the expected return on plans assets was 8.00% for all periods and the rate of compensation increase was 5.00% for all periods. For measurement purposes, an annual rate increase of 7.49%, 8.12% and 8.75% for 2000, 1999 and 1998, respectively, in per capita health care costs of covered benefits was assumed. This rate was assumed to decrease to 5.00% percent for 2004 and remain at that level. If assumed health care cost trend rates were increased by 1.00% in each year, the accumulated postretirement benefit obligation at December 31, 2000 would be increased by $11,886 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2000 would be increased by $891. The weighted average discount rate used in estimating the accumulated postretirement benefit obligation was 7.50% for 2000 and 7.00% for 1999 and 1998.

Note 9.        Employee Benefits

The Company has established an Employee Stock Ownership Plan (ESOP) to provide additional retirement benefits to substantially all employees. Contributions are made to the Bank of Clarke County Employee Retirement Trust to be used to purchase the Company's common stock. There were no contributions in 2000, 1999 or 1998.

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of their salary on a pretax basis, subject to certain IRS limits. The Company matches 50 percent (up to 6 percent of the employee's salary) of employee contributions with Company common stock. The shares for this purpose are provided principally by the Company's employee stock ownership plan (ESOP), supplemented, as needed, by newly issued shares. Contributions under the plan amounted to $53,461 in 2000, $39,507 in 1999, and $33,175 in 1998.

In addition, an Executive Supplemental Income Plan was developed for certain key employees. Benefits are to be paid in monthly installments following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits could be reduced or forfeited. The executive supplemental income benefit expense for 1999, 1998, and 1997 based on the present value of the retirement benefits, amounted to $31,440 for 2000 and 1999 and $43,589 for 1998, respectively. The plan is unfunded, however, life insurance has been acquired on the lives of those employees in amounts sufficient to discharge the obligations thereunder.

Note 10. Commitments and Contingencies

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 2000 and 1999, the amount of daily average required balances were approximately $1,297,000 and $1,104,000, respectively. In addition, the Bank was required to maintain a compensating balance on deposit with a correspondent bank in the amount of $1,420,000 at December 31, 2000.

See Note 15 with respect to financial instruments with off-balance-sheet risk.

Note 11. Transactions with Directors and Officers

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $3,053,415, and $3,712,318 at December 31, 2000 and 1999, respectively. During 2000, total principal additions were $1,564,635 and total principal payments were $2,223,538.

Note 12. Capital Requirements

The  Company  (on a  consolidated  basis)  and the Bank are  subject  to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject. Prompt corrective action provisions are not applicable to bank holding companies.

As of December 31, 2000, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are also presented in the table.

                                                                                    Minimum
                                                                                   To Be Well
                                                                                Capitalized Under
                                                             Minimum Capital    Prompt Corrective
                                              Actual           Requirement      Action Provisions
                                        ---------------------------------------------------------
                                         Amount    Ratio      Amount   Ratio     Amount    Ratio
                                        --------   ------   --------   ------   --------   ------
                                                          (Amount in Thousands)
       As of December 31, 2000:
Total Capital to Risk Weighted Assets
      Consolidated                      $ 20,076   14.96%   $ 10,738   8.00%            N/A
      Bank of Clarke County             $ 16,552   12.56%   $ 10,546   8.00%    $ 13,183   10.00%

Tier 1 Capital to Risk Weighted Assets
      Consolidated                      $ 18,736   13.96%   $  5,369   4.00%            N/A
      Bank of Clarke County             $ 15,212   11.54%   $  5,273   4.00%    $  7,910    6.00%

Tier 1 Capital to Average Assets
      Consolidated                      $ 18,736    9.66%   $  7,759   4.00%            N/A
      Bank of Clarke County             $ 15,212    7.98%   $  7,625   4.00%    $  9,531    5.00%

As of December 31, 1999:
Total Capital to Risk Weighted Assets
      Consolidated                      $ 18,207   15.18%   $  9,597   8.00%            N/A
      Bank of Clarke County             $ 15,846   13.38%   $  9,475   8.00%    $ 11,844   10.00%

Tier 1 Capital to Risk Weighted Assets
      Consolidated                      $ 17,084   14.24%   $  4,798   4.00%            N/A
      Bank of Clarke County             $ 14,723   12.43%   $  4,738   4.00%    $  7,106    6.00%

Tier 1 Capital to Average Assets
      Consolidated                      $ 17,084    9.93%   $  6,880   4.00%            N/A
      Bank of Clarke County             $ 14,723    8.66%   $  6,799   4.00%    $  8,498    5.00%


Note 13. Retained Earnings

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the lesser of the Bank's retained earnings or the three preceding years' undistributed net income of the Bank. Loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

At December 31, 2000, the Bank's retained earnings available for the payment of dividends was $935,937. Accordingly, $14,749,663 of the Company's equity in the net assets of the Bank was restricted at December 31, 2000. Funds available for loans or advances by the Bank to the Company amounted to $286,675.

Note 14. Dividend Investment Plan

The Company has in effect a Dividend Investment Plan, which provides an automatic conversion of dividends into common stock for enrolled shareholders. It is based on 95% of the stock's fair market value on each dividend record date.

Note 15.       Financial Instruments With Off-Balance Sheet Risk

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit, and commercial and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2000 and 1999, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                  2000            1999
                                              ------------    -------------

Commitments to extend credit                  $    335,000    $     787,505
Unfunded commitmrents under lines of credit     27,617,623       25,433,806
Commercial and standby letters of credit         1,443,437        1,047,612


Commitments to extend credit are agreements to lend to a customer as long as the terms offered are acceptable and certain other conditions are met. Commitments generally have fixed expiration dates or other termination clauses. Since these commitments may expire or terminate, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, with regards to these commitments, is based on management's credit evaluation of the customer.

Unfunded commitments under lines of credit are contracts for possible future extensions of credit to existing customers. Unfunded commitments under lines of credit include, but are not limited to, home equity lines of credit, overdraft protection lines of credit, credit cards, and unsecured and secured commercial lines of credit. The terms and conditions of these commitments vary depending on the line of credit's purpose, collateral, and maturity. The amount disclosed above represents total unused lines of credit for which a contract with the Company has been established.

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in granting loans to customers. The Company holds collateral supporting these commitments if it is deemed necessary. At December 31, 2000, none of the outstanding letters of credit were collateralized.

The Company has cash accounts in other commercial banks. The amount on deposit in these banks at December 31, 2000 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $1,593,830.

Note 16. Federal Home Loan Bank Advances and Available Lines of Credit

The Company  has a  $30,000,000  line of credit with the Federal  Home Loan Bank
(FHLB) of Atlanta. Advances bear interest at a fixed or floating rate depending on the terms and maturity of each advance and numerous renewal options are available to the Company. These advances are secured by the Company's real estate loan portfolio. The unused line of credit totaled $25,000,000 at December 31, 2000 and 1999, respectively. A $5,000,000 advance was taken during 1998 which has a ten year term and a fixed rate of 4.94% for the first six years. After six years, FHLB may convert the advance to an indexed floating interest rate for the final four years of the term. If the advance converts to a floating interest rate, the Company may pay back all or part of the advance without a prepayment penalty.

The Company had unused lines of credit totaling $12,342,800 with other nonaffiliated banks at December 31, 2000.

Note 17. Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities
For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposits and Borrowings
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of all other deposits and borrowings is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Accrued Interest
The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2000 and 1999, the difference between the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

The estimated fair values of the Company's financial instruments are as follows:

                                                   2000                            1999
                                      ---------------------------   -------------------------------
                                         Carrying         Fair           Carrying         Fair
                                          Amount          Value           Amount          Value
                                      -------------   -------------   -------------   -------------
Financial assets:
  Cash and short-term investments     $   8,504,765   $   8,504,765   $   6,420,162   $   6,420,162
  Securities                             37,918,656      37,698,634      40,587,858      39,683,656
  Loans, net                            140,709,430     142,465,000     123,694,599     122,116,000
  Accrued interest receivable             1,097,479       1,097,479         944,578         944,578
                                      -------------   -------------   -------------   -------------
    Total financial assets            $ 188,230,330   $ 189,765,878   $ 171,647,197   $ 169,164,396
                                      =============   =============   =============   =============
Financial liabilities:
  Deposits                            $ 168,056,776   $ 168,654,000   $ 148,888,478   $ 148,717,000
  Federal funds purchased and
    securities sold under agree-
    ments to repurchase                   2,782,666       2,783,000       6,160,852       6,161,000
  Federal Home Loan Bank advances         5,000,000       4,807,000       5,000,000       4,401,000
  Accrued interest payable                  352,717         352,717         322,190         322,190
                                      -------------   -------------   -------------   -------------
    Total financial liabilities       $ 176,192,159   $ 176,596,717   $ 160,371,520   $ 159,601,190
                                      =============   =============   =============   =============

Note 18. Condensed Financial Information - Parent Company Only

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                                 Balance Sheets
                           December 31, 2000 and 1999

                                                      2000                1999
                                                 --------------      --------------
Assets
  Cash held in subsidiary bank                   $         900       $       1,075
  Securities                                         3,253,442           2,052,939
  Investment in subsidiary, at cost, plus
    undistributed net income                        15,685,600          15,117,043
  Equity investment in Johnson Williams
    Limited Partnership                                264,625             254,156
  Other assets                                          60,919              35,635
                                                 --------------      --------------
          Total assets                           $  19,265,486       $  17,460,848
                                                 ==============      ==============

Liabilities and Shareholders' Equity

  Other liabilities                              $           0       $           0
                                                --------------      --------------

Shareholders' Equity
  Preferred stock                                $           0       $           0
  Common stock                                       3,613,578           3,581,992
  Surplus                                            2,873,924           2,602,005
  Retained earnings                                 12,760,698          11,407,018
  Accumulated other comprehensive income (loss)         17,286            (130,167)
                                                 --------------      --------------
          Total shareholders' equity             $  19,265,486       $  17,460,848
                                                 --------------      --------------
          Total liabilities and
            shareholders' equity                 $  19,265,486       $  17,460,848
                                                 ==============      ==============

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                              Statements of Income
                  Years Ended December 31, 2000, 1999, and 1998

                                                2000            1999            1998
                                            -------------   -------------   -------------
Income
  Dividends from subsidiary                 $  1,400,000    $  1,230,000    $  1,130,000
  Interest and dividends on
    securities available for sale                157,116          80,668          27,514
                                            -------------   -------------   -------------
          Total income                      $  1,557,116    $  1,310,668    $  1,157,514
                                            -------------   -------------   -------------
Expenses
  Legal expense                                    1,417           3,374           1,710
  Other operating expenses                        15,877          18,848          17,178
                                            -------------   -------------   -------------
          Total expenses                    $     17,294    $     22,222    $     18,888
                                            -------------   -------------   -------------
Other Income
  Income (loss) on equity investment        $     10,469    $     (7,900)   $     (4,352)
                                            -------------   -------------   -------------
          Income before allocated tax
            benefits and equity in
            undistributed net income
            of subsidiary                   $  1,550,291    $  1,280,546    $   1,134,274
Allocated Income Tax Benefit                     (21,142)        (40,719)         (45,852)
                                            -------------   -------------   -------------
          Income before equity in
            undistributed net income
            of subsidiary                   $  1,571,433    $  1,321,265    $   1,180,126
Equity in Undistributed Net Income
  of Subsidiary                                  443,393         363,865          128,679
                                            -------------   -------------   -------------
          Net income                        $  2,014,826    $  1,685,130    $  1,308,805
                                            =============   =============   =============

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                            Statements of Cash Flows
                  Years Ended December 31, 2000, 1999, and 1998

                                                             2000           1999           1998
                                                        -------------  -------------  -------------
Cash Flows from Operating Activities
  Net income                                            $  2,014,826   $  1,685,130   $  1,308,805
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      (Gain) loss on equity investment                       (10,469)         7,900          4,352
      (Discount accretion) on securities                      (3,551)        (1,017)           (77)
      Undistributed earnings of subsidiary                  (443,393)      (363,865)      (128,679)
      Changes in assets and liabilities:
        (Increase) in other assets                           (36,766)       (11,440)        (9,748)
        (Decrease) in other liabilities                            0              0             (7)
                                                        -------------  -------------  -------------
          Net cash provided by operating activities     $  1,520,647   $  1,316,708   $  1,174,646
                                                        -------------  -------------  -------------
Cash Flows from Investing Activities
  Purchase of securities available for sale             $ (2,583,442)  $ (1,623,039)  $ (1,255,293)
  Proceeds from maturities of securities available
    for sale                                               1,420,261        490,000        299,000
                                                        -------------  -------------  -------------
          Net cash provided by (used in)
            investing activities                        $(1,163,181)   $ (1,133,039)  $   (956,293)
                                                        -------------  -------------  -------------
Cash Flows from Financing Activities
  Cash dividends paid                                   $  (409,607)   $   (324,820)  $   (275,322)
  Fractional shares purchased                                  (163)           (201)          (113)
  Proceeds from issuance of common stock to ESOP             52,129        115,334         33,897
                                                        -------------  -------------  -------------
          Net cash (used in) financing activities       $   (357,641)  $   (209,687)  $   (241,538)
                                                        -------------  -------------  -------------
          (Decrease) in cash                            $       (175)  $    (26,018)  $    (23,185)
Cash
  Beginning                                             $      1,075   $     27,093   $     50,278
                                                        -------------  -------------  -------------
  Ending                                                $        900   $      1,075   $     27,093
                                                        =============  =============  =============
Supplemental Schedule of Noncash Financing Activities
  Issuance of common stock - dividend investment plan   $    251,539   $    215,396   $    190,645
                                                        =============  =============  =============
  Unrealized gain (loss) on securities available
    for sale                                            $    223,414   $   (315,298)  $    103,211
                                                        =============  =============  =============

                                       62